Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-176107 and 333-181983) and Form S-8 (No. 333-169450) of Molycorp, Inc. of our report dated February 27, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 3 “Capital Requirements and Liquidity”, as to which the date is August 16, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

August 16, 2012